DLH ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2014 RESULTS

Company reports increases in Revenue, Profitability and Cash Position over prior year

•	Revenues increased 10.9% for the quarter and 13.1% for fiscal 2014 compared to prior year

•	Gross margin increased 19.1% for the quarter and 19.5% for fiscal 2014 compared to prior year

•	Adjusted EBITDA of $1.3 million achieved, improved by 133.4% over prior year

•	Net income of $5.4 million earned, including $4.6 million related to realization of tax benefit

•	Working capital surplus of $0.7 million generated, improved by $2.7 million for year

•	Net cash position of $3.9 million achieved, improved by $1.8 million for year

•	Management to conduct conference call/webcast today, December 11, 2014, at 11:00 a.m. EST

Atlanta, Georgia – December 11, 2014 – DLH Holdings Corp. (NASDAQ: DLHC), a leading provider of innovative healthcare services and solutions to Federal agencies announced today financial results for its fourth quarter and fiscal year ended September 30, 2014.

Table 1 - Financial Highlights

	Three Months Ended		Year Ended
	September 30,		September 30,
($ in thousands, except per share amounts)	2014	2013	2014	2013
Revenues	$15,579	$14,045	$60,493	$53,506
Gross margin	$2,340	$1,964	$8,959	$7,499
Gross margin %	15.0%	14.0%	14.8%	14.0%
Income from operations	$205	$173	$764	$248
Income before taxes	$178	$9	$760	$(159)
Net income (loss)	$4,775	$9	$5,357	$(159)
Income (loss) before taxes per share - basic	$0.02	$0.00	$0.08	$(0.02)
Income (loss) before taxes per share - diluted	$0.02	$0.00	$0.08	$(0.02)
Net income (loss) per share - basic	$0.50	$0.00	$0.56	$(0.02)
Net income (loss) per share - diluted	$0.48	$0.00	$0.54	$(0.02)
Other Data
Adjusted EBITDA (1)	$331	$238	$1,342	$575

Management Discussion

"Our operating performance for both the fourth quarter and the fiscal year as a whole improved across the board compared to 2013, with increases in revenue, gross margin, operating income and adjusted EBITDA,” commented DLH President and Chief Executive Officer Zach Parker. “We continue to leverage our strong position in the healthcare and pharmaceutical services business with organic growth, while our new business is delivering higher margins consistent with our long-range strategy. We will continue to apply excellent program performance and our much improved balance sheet to deliver growth and greater value for our shareholders," added Mr. Parker.

Reversal of Tax Valuation Allowance

Due to our recent trend of positive operating results, we realized a $4.6 million tax benefit related to the release of a portion of our valuation allowance, to reflect the amount of our deferred tax asset that we expect to realize in future years. This release is based upon our current estimate of future taxable earnings.  Our estimate of future taxable income will be revised at least annually or more frequently upon the occurrence of an event which warrants a new estimate. We expect to be able to utilize net operating losses to offset future cash taxes into the foreseeable future.

Results for Three Months Ended September 30, 2014

Revenues for the fourth quarter were $15.6 million, an increase of $1.5 million or 10.9% over prior year fourth quarter. The increase in revenue was due primarily to new business awarded in 2013 and 2014, as well as expansion on current programs.

Gross margin of $2.3 million increased by $0.4 million or 19.1% over prior year fourth quarter. As a percentage of revenue, our gross margin rate of 15.0% was 1.0% higher than prior year fourth quarter. The gross margin benefited from improved contract performance, and was partially offset by increased workers compensation costs. We continue to implement internal measures to control costs and improve margin.

G&A expenses were $2.1 million, an increase of $0.3 million over prior year fourth quarter, due principally to expenses related to growing our contract base. As a percent of revenue, G&A expenses were 13.5%, an increase of 0.9% over prior year fourth quarter. Excluding non-cash stock option expense of $100 thousand and $39 thousand for 2014 and 2013, respectively, G&A expenses for fourth quarter 2014 were 12.9% of revenue, an increase of 0.6% over prior year fourth quarter.

Income from operations was approximately $205 thousand, an increase of $32 thousand or 18.5% over prior year fourth quarter.

Income before taxes was approximately $178 thousand, an improvement of approximately $169 thousand over prior year fourth quarter, due principally to improved income from operations and lower financing and borrowing expenses. Income before taxes per share basic and diluted was $0.02 per share for fourth quarter ended September 30, 2014, an improvement of $0.02 per share over prior year period.

Net income was approximately $4.8 million, an improvement of approximately $4.8 million over the prior year fourth quarter. This improvement was due to a $4.6 million tax benefit adjustment recorded in fourth quarter 2014, and $0.2 million improvement in income before taxes. Net income per share basic was $0.50 per share for fourth quarter, an improvement of $0.50 over prior year period. Net income per share diluted was $0.48 per share for fourth quarter, an improvement of $0.48 per share over prior year period.

Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other non-cash charges (“Adjusted EBITDA”(1)) for fourth quarter ended September 30, 2014 was approximately $0.3 million, an increase of approximately 0.1 million, or 39.1%, over the prior year fourth quarter. This increase is due principally to increased revenue and gross margin.

Results for Year Ended September 30, 2014

Revenues for the year ended September 30, 2014 were $60.5 million, an increase of $7.0 million or 13.1% over prior year. The increase in revenue was due primarily to new business awarded in 2013 and 2014, as well as expansion on current programs.

Gross margin was approximately $9.0 million, an increase of approximately $1.5 million or 19.5% over prior fiscal year. As a percentage of revenue, our gross margin rate was 14.8% for the year ended September 30, 2014, an increase of 0.8% over the prior year period. The gross margin rate benefited from improved contract performance, offset in part by increased workers compensation costs. We continue to implement internal measures to control costs and improve our margin.

G&A expenses were approximately $8.1 million, an increase of approximately of $1.0 million or 13.5% over prior year period. The increase was primarily attributable to managing our increased business volume, increased spending on new business acquisition initiatives, and non-cash stock option expense for awards during fiscal year 2014. As a percentage of revenue, G&A expenses were 13.4%, near flat at 0.1% increase over prior year.

Excluding non-cash stock option expense of $472 thousand and $206 thousand for 2014 and 2013, respectively, G&A expenses for fiscal year 2014 were 12.6% of revenue, a decrease of 0.3% over prior year.

Income from operations for the year ended September 30, 2014 was approximately $0.8 million, an increase of approximately $0.5 million over the prior year period. The increase in income in fiscal 2014 was due to improved gross margin of approximately $1.5 million offset by $1.0 million increased expenses as described above.

Income before taxes for fiscal year ended September 30, 2014 was approximately $0.8 million, an improvement of approximately $0.9 million over prior fiscal year, due principally to improved income from operations and lower financing and borrowing expenses. Income (loss) before taxes per share basic and diluted was $0.08 per share for year ended September 30, 2014, an improvement of $0.10 per share over prior year period.

Net income for fiscal year ended September 30, 2014 was approximately $5.4 million, an improvement of approximately $5.5 million over the prior year. This improvement was due to a $4.6 million tax benefit adjustment recorded in fourth quarter 2014, and $0.9 million improvement in income before taxes. Net income per share basic was $0.56 per share for fiscal year ended September 30, 2014, an improvement of $0.58 per share over prior year. Net income per share diluted was $0.54 per share, an improvement of $0.56 per share over prior year.

Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other non-cash charges (“Adjusted EBITDA”(1)) for year ended September 30, 2014 was approximately $1.3 million, an increase of approximately $0.8 million, or 133.4%, over the prior fiscal year, due principally to increased revenue and gross profit as described above.

Kathryn JohnBull, DLH Chief Financial Officer, remarked on the quarter’s financial results: “Our fourth quarter and fiscal year results reflect our trend of improving our working capital position, erasing our beginning deficit of $2.0 million and ending the year with a surplus of nearly $0.7 million. As the key contributor to this improvement is profitable operations, we expect our working capital position to continue to improve. Net cash of $3.9 million at September 30, 2014 compares favorably to net cash of $2.1 million at September 30, 2013, with the improvement derived principally from operating cash flow of $1.7 million in the fiscal year."

Reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to net income (loss)

(1)  We use Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other non-cash charges (“Adjusted EBITDA”), as a supplemental non-GAAP measure of our performance. We define Adjusted EBITDA as net income (loss) plus (i) interest and other expenses, net, (ii) provision for or benefit from income taxes, if any, (iii) depreciation and amortization, and (iv) G&A expenses — equity grants. This non-GAAP measure of our performance is used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize this non-GAAP measure to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. We believe that this non-GAAP measure is useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. By providing this non-GAAP measure, as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations. This non-GAAP financial measure is limited in its usefulness and should be considered in addition to, and not in lieu of, US GAAP financial measures. Further, this non-GAAP measure may be unique to the Company, as it may be different from the definition of non-GAAP measures used by other companies. A reconciliation of Adjusted EBITDA with net income (loss) is as follows, shown in dollars in thousands:

	Three Months Ended		Year Ended
	September 30,		September 30,
($ in thousands)	2014	2013	2014	2013
Net income (loss)	$4,775	$9	$5,357	$(159)
(i) Interest and other expenses, net	27	164	4	407
(ii) (Benefit) provision for income tax	(4,597)	—	(4,597)	—
(iii) Depreciation and amortization	26	26	106	121
(iv) G&A expenses — equity grants	100	39	472	206
EBITDA adjusted for other non-cash charges	$331	$238	$1,342	$575

Conference Call and Webcast Details

Interested parties may participate in the conference call by dialing into the conference call line at 1-866-202-0886; international callers dial 1-617-213-8841 (passcode 21517240) approximately five to ten minutes prior to the call. The conference call will also be available on replay starting at 3:00 PM ET on December 11, 2014 and ending on December 18, 2014 at 11:59 PM ET. For the replay, please dial 1-888-286-8010 (passcode 28103218) or 1-617-801-6888 for international callers.

About DLH

DLH Holdings Corp. (Nasdaq: DLHC) serves clients throughout the United States as a technical services provider to the Federal government in health, logistics, and contingency response. Headquartered in Atlanta, GA the company was named as a Top 100 Public Company by Georgia Trend, and is a member of the National Defense Industrial Association.  DLH has over 1,200 employees working in 25 states throughout the country.  For more information, visit the corporate web site at www.dlhcorp.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management "believes", "expects", "anticipates", "plans", “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH`s actual results to differ materially from those indicated by the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2014. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements.

TABLES TO FOLLOW
DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands except per share amounts)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue	$15,579	$14,045	$60,493	$53,506
Direct expenses	13,239	12,081	51,534	46,007
Gross margin	2,340	1,964	8,959	7,499
General and administrative expenses	2,109	1,765	8,089	7,130
Depreciation and amortization	26	26	106	121
Income from operations	205	173	764	248
Other expense, net	(27)	(164)	(4)	(407)
Income (loss) before income taxes	178	9	760	(159)
(Benefit) provision for income taxes	(4,597)	—	(4,597)	—
Net income (loss)	$4,775	$9	$5,357	$(159)

Income (loss) before taxes per share - basic	$0.02	$0.00	$0.08	$(0.02)
Income (loss) before taxes per share - diluted	$0.02	$0.00	$0.08	$(0.02)

Net income (loss) per share, basic	$0.50	$0.00	$0.56	$(0.02)
Net income (loss) per share, diluted	$0.48	$0.00	$0.54	$(0.02)

Weighted average common shares outstanding
Basic	9,582	9,318	9,570	9,310
Diluted	9,881	9,336	9,839	9,310

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	September 30, 2014	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$3,908	$3,408
Accounts receivable, net	12,372	11,943
Deferred taxes, net	84	—
Other current assets	510	599
Total current assets	16,874	15,950
Equipment and improvements, net	63	156
Deferred taxes, net	4,513	—
Goodwill	8,595	8,595
Other long-term assets	27	1,057
Total assets	$30,072	$25,758
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Debt obligations	$—	$1,313
Derivative financial instruments, at fair value	—	160
Accrued payroll	11,465	11,138
Accounts payable, accrued expenses, and other current liabilities	4,746	5,343
Total current liabilities	16,211	17,954
Other long term liabilities	15	20
Total liabilities	16,226	17,974
Commitments and Contingencies
Shareholders' equity:
Preferred stock, $.10 par value; authorized 5,000 shares, none issued and outstanding	—	—
Common stock, $.001 par value; authorized 40,000 shares; issued 9,568 at September 30, 2014 and 9,320 at September 30, 2013, outstanding 9,566 at September 30, 2014 and 9,318 at September 30, 2013	10	9
Additional paid-in capital	76,083	75,400
Accumulated deficit	(62,244)	(67,601)
Treasury stock, 2 shares at cost at September 30, 2014 and 2 shares at cost at September 30, 2013	(3)	(24)
Total shareholders’ equity	13,846	7,784
Total liabilities and shareholders' equity	$30,072	$25,758

CONTACTS:

Zachary C. Parker, President and Chief Executive Officer
Kathryn M. JohnBull, Chief Financial Officer
DLH
1776 Peachtree Street, NW
Atlanta, GA 30309
866-952-1647
Email: investorrelations@dlhcorp.com
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